Filed Pursuant to Rule 433
                                                         File No.: 333-129159-23



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.


                                                  THE SERIES 2006-AR14 CERTIFICATES

                               Initial         Pass-
                              Principal       Through
   Class                      Balance(1)        Rate              Principal Types                 Interest Types       CUSIP
-------------------------------------------------------------------------------------------------------------------------------
   Offered Certificates
Class I-A-1                    $50,000,000      (2)       Senior, Pass-Through                    Variable Rate     94984M AA 2
Class I-A-2                   $467,122,000      (2)       Super Senior, Pass-Through              Variable Rate     94984M AB 0
Class I-A-3                   $202,000,000      (3)       Super Senior, Sequential Pay            Variable Rate     94984M AC 8
Class I-A-4                    $50,000,000      (4)       Senior, Sequential Pay                  Variable Rate     94984M AD 6
Class I-A-5                    $50,000,000      (5)       Super Senior, Sequential Pay            Variable Rate     94984M AE 4
Class I-A-6                    $73,000,000      (2)       Super Senior, Sequential Pay            Variable Rate     94984M AF 1
Class I-A-7                   $125,000,000      (2)       Super Senior, Sequential Pay            Variable Rate     94984M AG 9
Class I-A-8                    $32,987,000      (2)       Super Senior Support, Pass-Through      Variable Rate     94984M AH 7
Class I-A-9                      (6)        0.19269%(7)   Senior, Notional Amount                 Fixed Rate,       94984M AJ 3
                                                                                                  Interest Only
Class I-A-10                     (6)        0.19269%(7)   Senior, Notional Amount                 Fixed Rate,       94984M AK 0
                                                                                                  Interest Only
Class I-A-R                           $100      (3)       Senior, Sequential Pay                  Variable Rate     94984M AL 8
Class II-A-1                  $400,000,000      (8)       Super Senior, Pass-Through              Variable Rate     94984M AM 6
Class II-A-2                     (9)         0.450%(10)   Senior, Notional Amount                 Fixed Rate,       94984M AN 4
                                                                                                  Interest Only
Class II-A-3                  $291,253,000      (11)      Super Senior, Pass-Through              Variable Rate     94984M AP 9
Class II-A-4                   $28,900,000      (11)      Super Senior Support, Pass-Through      Variable Rate     94984M AQ 7
Class III-A-1                 $150,000,000   6.000%(12)   Super Senior, Pass-Through              Variable Rate     94984M AR 5
Class III-A-2                   $7,097,000   6.000%(12)   Super Senior Support, Pass-Through      Variable Rate     94984M AS 3
Class III-A-3                    (6)            (13)      Senior, Notional Amount                 Variable Rate,    94984M AT 1
                                                                                                  Interest Only
Class Cr-B-1                   $25,007,000      (14)      Subordinated                            Variable Rate     94984M AU 8
Class Cr-B-2                    $7,502,000      (14)      Subordinated                            Variable Rate     94984M AV 6
Class Cr-B-3                    $4,376,000      (14)      Subordinated                            Variable Rate     94984M AW 4
Class II-B-1                   $15,003,000      (11)      Subordinated                            Variable Rate     94984M AX 2
Class II-B-2                    $5,626,000      (11)      Subordinated                            Variable Rate     94984M AY 0
Class II-B-3                    $3,376,000      (11)      Subordinated                            Variable Rate     94984M AZ 7
   Non-Offered Certificates
Class Cr-B-4                    $2,501,000      (14)      Subordinated                            Variable Rate     94984M BA 1
Class Cr-B-5                    $1,250,000      (14)      Subordinated                            Variable Rate     94984M BB 9
Class Cr-B-6                    $2,502,504      (14)      Subordinated                            Variable Rate     94984M BC 7
Class II-B-4                    $2,250,000      (11)      Subordinated                            Variable Rate     94984M BD 5
Class II-B-5                    $1,875,000      (11)      Subordinated                            Variable Rate     94984M BE 3
Class II-B-6                    $1,876,601      (11)      Subordinated                            Variable Rate     94984M BF 0

--------------------
(1)  Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date prior to the distribution date in September 2016 will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group minus 0.19269%. On and after the distribution date in September 2016, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in October 2006, this rate is expected to be approximately 6.000000% per annum.

(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in October 2006, this rate is expected to be approximately 6.192690% per annum.

(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group plus 0.55731%. For the initial distribution date in October 2006, this rate is expected to be approximately 6.750000% per annum.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group minus 0.55731%. For the initial distribution date in October 2006, this rate is expected to be approximately 5.635380% per annum.

(6) The Class I-A-9, Class I-A-10 and Class III-A-3 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $648,109,000, $100,000,000 and $157,097,000, respectively. On and after the distribution date in September 2016, the notional amounts of the Class I-A-9, Class I-A-10 and Class III-A-3 Certificates will be zero.

(7) The pass-through rate with respect to each distribution date prior to the distribution date in September 2016 will be the per annum rate set forth in the table above. On and after the distribution date in September 2016, the pass-through rate will be zero and the Class I-A-9 and Class I-A-10 Certificates will be entitled to no further distributions of interest.

(8) The pass-through rate with respect to each distribution date prior to the distribution date in September 2011 will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group minus 0.450%. On and after the distribution date in September 2011, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in October 2006, this rate is expected to be approximately 5.681984% per annum.

(9) The Class II-A-2 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $400,000,000. On and after the distribution date in September 2011, the notional amount of the Class II-A-2 Certificates will be zero.

(10) The pass-through rate with respect to each distribution date prior to the distribution date in September 2011 will be the per annum rate set forth in the table above. On and after the distribution date in September 2011, the pass-through rate will be zero and the Class II-A-2 Certificates will be entitled to no further distributions of interest.

(11) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in October 2006, this rate is expected to be approximately 6.131984% per annum.

(12) The pass-through rate with respect to each distribution date prior to the distribution date in September 2016 will be will be the lesser of (i) the per annum rate set forth in the table above and (ii) a per annum rate equal to the net WAC of the mortgage loans in the third loan group. On and after the distribution date in September 2016, the pass-through rate will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group.

(13) The pass-through rate with respect to each distribution date prior to the distribution date in September 2016 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans in the third loan group over (ii) the pass-through rate on the Class III-A-1 and Class III-A-2 Certificates. On and after the distribution date in September 2016, the pass-through rate will be zero and the Class III-A-3 Certificates will be entitled to no further distributions of interest. For the initial distribution date in October 2006, this rate is expected to be approximately 0.236487% per annum.

(14) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average (based on the group subordinate amount for each crossed loan group) of the net WACs of the first and third loan groups. For the initial distribution date in October 2006, this rate is expected to be approximately 6.19839% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates


     On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

     first, to the Class I-A-R Certificates;

     second, concurrently, as follows:

     (a) approximately 96.8587070485%, concurrently, as follows:

         (i) approximately 50.8416886077%, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata; and

         (ii) approximately 49.1583113923%, sequentially, as follows:

                  (A) concurrently, to the Class I-A-3, Class I-A-4, Class I-A-5 and Class I-A-6 Certificates, pro rata; and

                  (B) to the Class I-A-7 Certificates;

     (b) approximately 3.1412929515% to the Class I-A-8 Certificates.

Group II-A Certificates

         On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1, Class II-A-3 and Class II-A-4 Certificates, pro rata.
Group III-A Certificates


         On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1 and Class III-A-2 Certificates, pro rata.